Exhibit 4.03

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is entered into as of May 30, 2003 by and between Interwoven, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Issuer”) and the undersigned investors (together with their successors and permitted assigns, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.1.

RECITALS

A. This Agreement is entered into pursuant to that certain Agreement and Plan of Merger dated as of May 30, 2003 (the “Merger Agreement”) by and among Issuer, Maryland Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Issuer (“Merger Sub”), and MediaBin, Inc., a Georgia corporation (“Company”). Terms used herein but not defined in Section 7.1 or otherwise herein shall have the meaning ascribed to them in the Merger Agreement.

B. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company in a statutory merger (the “Merger”).

C. The Investors are shareholders of Company who collectively own approximately 86% of the outstanding common stock of Company (“Company Common Stock”) and have also collectively advanced $2,925,000 to Company as of May 29, 2003 and may continue to advance funds from time to time to Company until the closing of the Merger (the “Investor Debt”).

D. In the Merger, the Investors will receive cash for their shares of Company Common Stock (the “Share Payment”) all of which the Investors will use to purchase shares of Issuer Common Stock, par value $0.001 per share (the “Common Stock”).

E. The terms of the Investor Debt shall be amended herein such that part of the proceeds, up to $1,075,000, from the repayment of such Investor Debt shall be used to purchase additional shares of Common Stock.

F. Subject to the terms and conditions of this Agreement, the Investors desire to subscribe for and purchase, and the Issuer desires to issue and sell to the Investors, certain shares of the Common Stock. The Issuer is offering shares of Common Stock in a private placement to the Investors at a purchase price of $1.807 per share (subject to adjustment as set forth in Section 2.1(a)) and on the other terms and conditions contained in this Agreement.

In consideration of the mutual representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

AMENDMENT TO INDEBTEDNESS

1.1 Determination of Working Capital Adjustment.

(a) The Investors shall cause the Company to prepare and deliver the Closing Date Balance Sheet at least three business days prior to the date of the closing of the Merger (the “Closing Date”). “Closing Date Balance Sheet” shall mean the estimated balance sheet of Company delivered to Issuer at least three business days prior to the Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied on a basis consistent with the Company Balance Sheet (as defined in the Merger Agreement, the “Company Balance Sheet”) and that fairly presents an estimate by Company in good faith based on reasonable assumptions of the balance sheet of Company as of the Closing Date. The Closing Date Balance Sheet shall also set forth Company’s analysis of the Working Capital Adjustment calculated in accordance with Section 1.1(b).

(b) The “Working Capital Adjustment” will be the amount, if any, by which A exceeds B, where A is Company’s working capital on March 31, 2003 as set forth on the Company Balance Sheet and B is the sum of (i) the Company’s working capital on the Closing Date as derived from the Closing Date Balance Sheet, plus (ii) $1,341,000 (which is inclusive of $441,000 for severance for the following three individuals: Mr. David Moran, Mr. Haines Hargrett and Mr. Burt Smith) reduced by the aggregate amount of indebtedness for borrowed money incurred by the Company after March 31, 2003, plus (iii) the amount of revenue that Company would be able to recognize under MediaBin’s normal revenue recognition policy (which shall not be inconsistent with Issuer’s policy) for the period following the Closing Date but prior to the end of business on June 30, 2003. If the Merger closes after May 31, 2003, B shall be increased by 50% of the working capital expended by the Company in the ordinary course of business between June 1, 2003 and the Closing Date; provided that all transaction expenses (including all investment banking, legal and accounting fees and expenses), management severance payments shall reduce B for purposes of the Working Capital Adjustment dollar for dollar. For purposes of illustration, an example of the Working Capital Adjustment is attached hereto as Exhibit A.

(c) At any time prior to the 120th day following the Closing Date, Issuer may, at its election, cause to be prepared and delivered to the Representative (defined below) a notice that Issuer believes that the Closing Date Balance Sheet is incorrect (whether as a result of the inclusion of an asset, exclusion of a liability or an incorrect valuation of any asset or liability) and the basis for such claim (an “Adjustment Notice”). Following delivery by Issuer to the Representative of an Adjustment Notice, Issuer shall give the Representative reasonable access during Issuer’s business hours to those books and records of the Surviving Corporation in the possession of Issuer and any personnel which relate to the preparation of the Adjustment Notice for purposes of resolving any disputes concerning the Adjustment Notice and the calculation of the Working Capital Adjustment.

(d) The Representative shall have 15 days following delivery of the Adjustment Notice during which to notify Issuer in writing (the “Notice of Objection”) of any good faith objections to the Adjustment Notice, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Representative objects to the Adjustment Notice or Issuer’s calculation of Working Capital Adjustment at Closing based on the Adjustment Notice, Issuer and the Representative shall attempt to resolve any such objections within 10 days of the receipt by Issuer of the Notice of Objection.

(e) If Issuer and the Representative are unable to resolve any such dispute within the 10 day period following receipt of the Notice of Objection referred to in Section 1.1(d), Issuer and the Representative shall submit the dispute to PricewaterhouseCoopers (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (x) act in its, capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties, and (z) be instructed to reach its conclusions regarding any such dispute within 20 days after its appointment and provide a written explanation of its decision. In the event that Issuer and the Representative submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. Fifty percent of any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Issuer and fifty percent of such expenses shall be paid by the Investors.

(f) If the Representative does not deliver a Notice of Objection in accordance with Section 1.1(d) hereof within a fifteen (15) day period, the Working Capital Adjustment reflected in such Adjustment Notice, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Representative delivers a Notice of Objection in accordance with the provisions above and Issuer and the Representative are able to resolve such dispute by mutual agreement, the calculation of Working Capital Adjustment at Closing, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Representative delivers a Notice of Objection in accordance with the provisions set forth above and Issuer and the Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties, and the Working Capital Adjustment at Closing, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. The calculation of the Working Capital Adjustment at Closing shall reflect all adjustments pursuant to this Section 1.1(f). The Working Capital Adjustment as calculated in accordance with this Section 1.1(f) being the “Modified Working Capital Adjustment”.

1.2 Amendment to Instrument(s).

(a) Schedule 1.2(a) sets forth the following information with respect to each advance of Investor Debt: the amount of such advance to Company, the date such advance was made, the amount of accrued interest thereon (if any) and the due date thereof.

(b) Effective upon the closing of the Merger, the maturity date of each such advance shall be amended to be the Closing Date and any accrued interest therein shall be cancelled. All amounts required to be repaid to each Investor in respect of such Investor’s Investor Debt, after taking into account the adjustments set forth in this Section 1.2 and any conversion of Insider Debt into shares of Common Stock pursuant to Section 2.1, other than the amount of Escrow under subsection (d) below, shall be paid to such Investor in cash on the Closing Date.

(c) Effective upon the closing of the Merger, the amount required to be repaid to the Investors pursuant to their Investor Debt shall be reduced by the sum of (i) the Working Capital Adjustment and (ii) the amount by which $500,000 exceeds the amounts collected under that certain account receivable from Elliott & Associates (the “Elliott A/R”), which invoice is attached hereto as Exhibit B (together with the Working Capital Adjustment, the “Debt Adjustment”, the net amount required to be repaid being collectively, the “Pay-Off Amount”).

(d) By virtue of this Agreement and as security for the accuracy of the Working Capital Adjustment calculated by Company in accordance with Section 1.1(b), on the Closing Date, the Investors will be deemed to have received and deposited with the Secretary of the Issuer acting as an escrow agent (the “Escrow Agent”) $300,000 of the Pay-Off Amount, or if the Pay-Off Amount is insufficient from the Share Payment (the “Escrow”), without any action by the Investors. Amounts held in the escrow account by the Escrow Agent shall be available to compensate Issuer for the amounts by which Modified Working Capital Adjustment exceeds the Working Capital Adjustment or for failure of an Investor from taking the actions required of it in accordance with Section 1.2(g). The Investors shall have interests in the escrow in proportion to the percentages set forth opposite such Investors’ name on Schedule 1 hereto (Escrow Percentage Contribution), unless otherwise directed by the Representative.

(e) Three business days prior to the Closing Date, Company shall provide Issuer with an update to Schedule 1.2(a) which shall estimate the information set forth on Schedule 1.2(a) as of the Closing Date, as adjusted by the Debt Adjustment and the Escrow, which update shall be attached to this Agreement as Schedule 1.2(e).

(f) The Investors hereby waive any notice of or other conditions to such prepayment which are otherwise required by the terms of the Investor Debt. The lesser of (i) the Pay-Off Amount reduced by the amount of the Escrow and (ii) $1,075,000, shall not be paid by

Issuer in cash in satisfaction of indebtedness but shall instead be credited against the purchase price of the Common Stock set forth in Section 2.1(a). Any payment in cash payable to any Investor shall be made by wire transfer of immediately available funds to the account designated in writing by such Investor at least three business days prior to closing date of the Merger. The Representative shall provide the Issuer with written notice at least three business days prior to the Closing Date with the amounts to be paid to each Investor in cash for their Insider Debt, the amount each Investor will use to purchase shares of Company Common Stock in accordance with Section 2.1(a) and the amount of each Investor’s Insider Debt that will be cancelled.

(g) Upon payment of the Pay-Off Amount (whether in cash and/or shares) and the deposit of the Escrow with the Escrow Agent, the Investors agree that, (i) each (A) agreement or note evidencing an advance to Company by an Investor, and (B) any other documents evidencing or securing the obligations of Company under such agreement or note (collectively with such agreements and notes, the “Loan Documents”) shall be terminated, and (ii) such Loan Documents are fully satisfied with respect to all outstanding principal, interest, fees, charges, penalties and other obligations or liabilities thereunder and shall be cancelled. In addition, the Investors agree that upon payment of the Pay-Off Amount (whether in cash and/or shares) and the deposit of the Escrow with the Escrow Agent, all security interests, mortgages and liens securing such Loan Documents shall be released automatically and the Investors, at Company’s sole cost and expense (including, without limitation, reimbursement for all reasonable counsel fees and expenses of the Investors in connection therewith) shall execute all necessary documentation, including any UCC-3 termination statements, to evidence the termination of its security interests in the assets of the Company and the Investors shall deliver to Company any collateral securing the Loan Documents in the possession of the Investors. The Investors shall execute, deliver and file all such instruments, certificates, agreements and documents as may be deemed necessary or appropriate to carry into effect the intent and purpose of this Agreement.

(h) The release of amounts from the Escrow shall be as set forth below:

(i) At any time that the Modified Working Capital Adjustment exceeds the Working Capital Adjustment set forth by Company, Issuer shall be entitled to withdraw and pay itself the aggregate of such amounts from the Escrow.

(ii) On the date that is 90 days following the Closing Date, Issuer shall pay to the Investors from the Escrow, an amount in cash equal to $150,000 less the sum of (A) the amount paid to Issuer from the Escrow in accordance with Section 1.2(h)(i) and (B) any amounts reasonably necessary to satisfy any claims of Issuer that have not been resolved in accordance with Section 1.1(f).

(iii) On the date that is 120 days following the Closing Date, Issuer shall pay to the Investors from the Escrow, all remaining amounts then held in the Escrow less any amounts reasonably necessary to satisfy any claims of Issuer that have not been resolved in accordance with Section 1.1(f).

(iv) After the date that is 120 days following the Closing Date, upon resolution of all remaining Adjustment Notices in accordance with Section 1.1(f), any amounts not required to be paid to Issuer and that remain in the Escrow shall be paid to Investors. In addition, if the Modified Working Capital Adjustment is less than the Working Capital Adjustment, Issuer shall pay to the Investors in cash, the amount by which the Working Capital Adjustment exceeds the Modified Working Capital Adjustment.

(v) Unless otherwise directed by the Investors, any amounts payable by Issuer in accordance with this Section 1.2(h) shall be paid to the Investors, in cash, in proportion to the percentages set forth opposite such Investors’ name on Schedule 1 hereto (Escrow Percentage Contribution), to the account specified for such Investor in Section 1.2(f).

1.3 Other Agreements.

(a) The Investors designate Venturos AS or its designee (the “Representative”) as their representative and attorney-in-fact for and on their behalf with respect to the reduction of its payments from the Issuer pursuant to Section 1.2 and disputes with respect to the accuracy of the Working Capital Adjustment and Modified Working Capital Adjustment stated therein and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative herein.

(b) Reliance.

(c) Transfer and Other Restrictions. (i) Prior to the termination of this Agreement, each Investor agrees not to, directly or indirectly:

(A) except pursuant to the terms of the Merger Agreement, (i) offer, sell, pledge, hypothecate, grant any option to purchase, make any short sale, encumber, transfer or otherwise dispose; or (ii) enter into an agreement or commitment providing for the offer, sale, pledge, hypothecation, grant of any option to purchase, making any short sale, encumbrance, transfer or disposition of, any shares of Company Common Stock or any interest therein;

(B) grant any proxy, power of attorney, deposit any Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any Company Common Stock except with Issuer; or

(C) take any other action that would have the effect of preventing or disabling Investor from performing its obligations under this Section 1.3(b).

(d) Elliott A/R. If Issuer or Company collects any amounts under the Elliott A/R following the Closing Date, Issuer or Company, as appropriate, shall promptly, and in any case within two Business Days of receipt, pay to the Investors in cash the amounts collected following the Closing Date in proportion to the percentages set forth opposite such Investors’ name on Schedule 2 hereto (Percentage Contribution) unless otherwise directed by the Representative.

ARTICLE 2

SUBSCRIPTION AND ISSUANCE OF COMMON STOCK

2.1 Subscription, Conversion and Issuance of Common Stock. (a) Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to the Investors and the Investors subscribe for and will purchase from the Issuer in the aggregate the number of shares of Common Stock (the “Shares”) that is obtained under the following formula:

N = (W + X—Y)

        P

where	N =	the number of shares of Common Stock to be issued in the aggregate to the Investors pursuant to this Section 2.1(a)
	P =	$1.807 (as adjusted to reflect appropriately the effect of any stock split, stock dividend (including any dividend or distribution convertible into Issuer Common Stock) reorganization, recapitalization, reclassification or other like change with respect to Issuer Common Stock occurring on or after the date hereof and prior to the Effective Time.)
	W =	the total Share Payment
	X =	the lesser of (i) the Pay-Off Amount reduced by the amount of the Escrow and (ii) $1,075,000
	Y =	the amount by which the sum of (i) the Debt Adjustment and the amount of the Escrow exceed (ii) the Pay-Off Amount

The Investors’ purchase price for such Shares shall be the product of (i) N and (ii) P.

(b) Issuer shall be entitled to rely on the notice from Representative as to the allocation of the Shares among the Investors in accordance with Section 1.2(f). The Investors agree that the Debt Adjustment shall reduce the cash, and if insufficient Shares, they receive in the Merger in proportion to the percentages set forth opposite such Investors’ name on Schedule 2 hereto (Percentage Contribution) unless otherwise directed by the Representative.

(c) Notwithstanding the provisions of Sections 1.2(h)(iv) and 1.3(c), in the event that at the closing of the Merger, the Pay-Off Amount reduced by the amount of the Escrow is less than $1,075,000, the Investors will receive shares of Common Stock in lieu of cash pursuant to Sections 1.2(h)(iv) and 1.3(c), with a purchase price of P, up to the amount by which $1,075,000 exceeds the Pay-Off Amount reduced by the amount of the Escrow.

2.2 Market Standoff. The Shares are subject to a restriction on transfer as set forth in the Registration Rights Agreement among the Issuer and the Investors which has been entered into concurrently with this Agreement (the “Registration Rights Agreement”).

2.3 Legend. Any certificate or certificates representing the Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ANY APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN A CERTAIN SUBSCRIPTION AGREEMENT AND A CERTAIN REGISTRATION RIGHTS AGREEMENT, EACH BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF EACH OF WHICH MAY BE OBTAINED AT NO COST AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

ARTICLE 3

CLOSING

3.1 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place on the Closing Date. The Closing shall take place at the same location and immediately following the effectiveness of the Merger, which location shall be the offices of Fenwick & West LLP, 275 Battery Street, 15th Floor, San Francisco, California. At the Closing, unless the Investors purchasing a majority of the Common Stock and the Issuer otherwise agree (i) each Investor shall deliver the original copy of each Investor note or other instrument evidencing Insider Debt for cancellation as partial payment of the Purchase Price hereunder and in consideration for the payments by the Issuer under Article 1 and 2; (ii) the Issuer shall issue to the Investor the Shares, and deliver to the Investor certificates for the Shares duly registered in the name of the Investor or, if delivery is impracticable at the Closing, deliver such certificates promptly after the Closing (but in no event later than seven business days after the Closing); (iii) Issuer shall make the cash payments to the Investors described in Section 1.2(b) (with the amount of the Escrow deemed to be received by the Investors pursuant to Section 1.2(d) deposited with the Escrow Agent) and (iv) all other agreements and other documents referred to in this Agreement which are required for the Closing shall be executed and delivered.

3.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Issuer and the Investors who would be purchasing a majority of the Common Stock hereunder; or

(b) the Merger Agreement shall have been terminated in accordance with its terms.

3.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.2, this Agreement shall forthwith become void, there shall be no liability on the part of the Issuer or any Investor to each other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, covenants or agreements set forth in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

As a material inducement to the Investor entering into this Agreement and subscribing for the Shares, the Issuer hereby represents and warrants to the Investor as follows (it being understood that each representation and warranty set forth in this Article 4 shall be deemed to be made by the Issuer both as of the date of this Agreement and, if the Closing occurs, as of the date of the Closing):

4.1 Corporate Status. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Corporate Power and Authority. The Issuer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. At the time of the closing, the Issuer will have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Enforceability. This Agreement has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4 No Violation. The execution and delivery by the Issuer of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by the Issuer with the terms and provisions hereof (including, without limitation, the Issuer’s issuance to the Investor of the

Shares as contemplated by and in accordance with this Agreement), will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Certificate of Incorporation or By-Laws of the Issuer or any material Contract to which the Issuer is a party (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on the Issuer), or any material Requirement of Law applicable to the Issuer.

4.5 Consents/Approvals. Except as may be required under applicable securities or blue sky laws of various states or foreign jurisdictions in connection with the secondary trading of the Shares, no consents, filings, authorizations or other actions of any Governmental Authority are required to be obtained or made by the Issuer for the Issuer’s execution, delivery and performance of this Agreement which have not already been obtained or made. No consent, approval, waiver or other action by any Person under any Contract to which the Issuer is a party or by which the Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by the Issuer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on the Issuer.

4.6 Valid Issuance. Upon payment of the Purchase Price by the Investors and delivery to the Investors of the certificates for the Shares, such Shares will be validly issued, fully paid and non-assessable.

4.7 No Encumbrances. Upon delivery of the Shares to the Investors upon the Closing, the Investors will acquire such Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by any Investor.

4.8 No Commissions. Other than the fees payable to Thomas Wiesel Partners in connection with the Merger, the Issuer has not incurred any other obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

4.9 SEC Filings. (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement for Parent’s initial public offering. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports then in effect at the time of such filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto then in effect at the time of such filing, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

(c) The representations and warranties of Parent contained in this Section 4.9 shall terminate at the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

As a material inducement to the Issuer entering into this Agreement and issuing the Shares, each Investor represents and warrants to the Issuer as follows:

5.1 Power and Authority. Each Investor, if other than a natural person, is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Each Investor has the corporate, partnership or other power and authority under applicable law to execute and deliver this Agreement and consummate the transactions contemplated hereby, and has all necessary authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby. Each Investor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.2 No Violation. The execution and delivery by each Investor of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by such Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate any charter or similar documents of such Investor, if other than a natural person, or any Contract to which such Investor is a party or by which it or its properties or assets are bound, or violate any Requirement of Law applicable to such Investor, other than such violations or defaults which, individually and in the aggregate, do not and will not have a Material Adverse Effect on such Investor or an adverse effect on such Investor’s ability to perform its obligations hereunder.

5.3 Consents/Approvals. No consents, filings, authorizations or actions of any Governmental Authority are required for any Investor’s execution, delivery and performance of this Agreement. No consent, approval, waiver or other actions by any Person under any Contract to which any Investor is a party or by which such Investor or any of its properties or assets are bound is required or necessary for the execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby.

5.4 Enforceability. This Agreement has been duly executed and delivered by each Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

5.5 Investment Intent. Each Investor is acquiring the Shares hereunder for its own account and with no present intention of distributing or selling such Shares and further agrees not to transfer such Shares in violation of the Securities Act or any applicable state securities law, and no one other than such Investor has any beneficial interest in the Shares. Each Investor agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel acceptable to the Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel acceptable to the Issuer, is exempt from registration or qualification under applicable state securities laws. Each Investor understands that the offer and sale by the Issuer of the Shares being acquired by such Investor hereunder has not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Issuer on such exemption from registration is predicated in part on these representations and warranties of such Investor. Each Investor acknowledges that pursuant to Section 2.3 of this Agreement a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares.

5.6 Accredited Investor. Each Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act (a copy of which is attached hereto as Exhibit C), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

5.7 Adequate Information. Each Investor has received from the Issuer, and has reviewed, such information which such Investor considers necessary or appropriate to evaluate the risks and merits of an investment in the Shares, including without limitation, the SEC Reports.

5.8 Opportunity to Question. Each Investor has had the opportunity to question, and has questioned, to the extent deemed necessary or appropriate, representatives of the Issuer so as to receive answers and verify information obtained in such Investor’s examination of the Issuer, including the information that such Investor has received and reviewed as referenced in Section 5.7 hereof in relation to its investment in the Shares.

5.9 No Other Representations. No oral or written representations have been made to the Investor in connection with any Investor’s acquisition of the Shares which were in any way inconsistent with the information reviewed by such Investor. Each Investor acknowledges that no representations or warranties of any type or description have been made to it by any Person with regard to the Issuer, any of its Subsidiaries, any of their respective businesses, properties or prospects or the investment contemplated herein, other than the representations and warranties set forth in Article 4 hereof.

5.10 Knowledge and Experience. Each Investor has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in common stock and other securities (including the common stock and other securities of speculative companies), so as to enable such Investor to utilize the information referred to in Section 5.7 hereof and any other information made available by the Issuer to such Investor in order to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto. Each Investor is fully aware of: (i) the volatile trading price of the Shares; (ii) the financial hazards involved; (iii) the restrictions on transferability of the Shares; (iv) the tax consequences of acquiring the Shares; and (v) such Investor understands that the Shares are restricted and cannot be resold unless a registration statement under the Securities Act (and current prospectus) is in effect as to the Shares pursuant to the Registration Rights Agreement, the Shares are sold pursuant to SEC Rule 144 of the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act or applicable state securities laws.

5.11 Rule 144. Each Investor understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder and the Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Investor represents that such Investor is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Investor understands that the Issuer is under no obligation to register any of the Shares except as provided in the Registration Rights Agreement entered into concurrently by the parties hereto.

5.12 Independent Decision. Each Investor is not relying on the Issuer or on any legal or other opinion in the materials reviewed by such Investor with respect to the financial or tax considerations of such Investor relating to its investment in the Shares. Each Investor has relied solely on its examination and independent investigation in making its decision to acquire the Shares.

5.13 No Commissions. No Investor has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

5.14 No General Solicitation. Each Investor acknowledges that at no time was such Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

5.15 Indebtedness. Following the consummation of the transactions set forth in Articles 1 and 2, the Investors acknowledge that neither Company nor Issuer shall have any further obligation to the Investors with respect to the Investor Debt or for any other shareholder advance or indebtedness for borrowed money.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of the Investors. The obligations of the Investors to proceed with respect to its purchase of the Shares at the Closing is subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. Each of the representations and warranties of the Issuer contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date. Unless the Investors receive written notice to the contrary at the Closing, Investors shall be entitled to assume that the preceding is accurate at the Closing.

(b) Agreement and Covenants. The Issuer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Unless the Investors receives written notice to the contrary at the Closing, Investors shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(c) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

(d) Merger. All conditions to the closing of the Merger have been satisfied or waived.

(e) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

6.2 Conditions to the Obligations of the Issuer. The obligations of the Issuer to proceed with the Closing is subject to the following conditions any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate at the Closing.

(b) Agreement and Covenants. The Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(c) No Order. No governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

(d) Merger. All conditions to the closing of the Merger have been satisfied or waived.

(e) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

ARTICLE 7

MISCELLANEOUS

7.1 Defined Terms. As used herein the following terms shall have the following meanings:

“Certificate of Incorporation” means the Issuer’s Certificate of Incorporation, as the same may be supplemented, amended or restated from time to time.

“Closing” has the meaning in Section 3.1 of this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic.

“Material Adverse Change (or Effect)” means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner); provided that that a change in the stock price of the Common Stock will not be taken into account in determining whether there has been a Material Adverse Effect on Issuer.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Requirements of Law” means as to any Person, the certificate of incorporation, by-laws or other organizational or governing documents of such person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means (i) Issuer’s annual report on Form 10-K for the fiscal year ended December 31, 2003; (ii) the Issuer’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002; (iii) the Issuer’s definitive proxy statement dated April 29, 2003 relating to its June 5, 2003 Annual Meeting of Stockholders; and any other all documents subsequently filed by the Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

7.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) All accounting terms shall have a meaning determined in accordance with GAAP.

(d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(e) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits hereto) and not to any particular provision of this Agreement.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Issuer, to:

Interwoven, Inc.

803 11th Avenue

Sunnyvale, CA 94089

Attention: David Allen

Facsimile No.: 408-774-2002

with a copy to:

Fenwick & West LLP

275 Battery Street

San Francisco, California 94111

Attention: John S.W. Park

Facsimile No.: 415-281-1350

(b) if to an Investor to the address set forth next to its name on the signature page hereto.

7.4 Entire Agreement. This Agreement (including the Exhibits attached hereto), the Merger Agreement, the Registration Rights Agreement and other documents delivered at the Closing pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Exhibits constitute a part hereof as though set forth in full above.

7.5 Expenses; Taxes. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Any sales tax, stamp duty, deed transfer or other tax (except taxes based on the income of the Investor) arising out of the issuance of the Shares by the Issuer to the Investor and consummation of the transactions contemplated by this Agreement shall be paid by the Investor.

7.6 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Issuer, the Company and Investors that would be purchasing a majority of the Common Stock under this Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

7.7 Binding Effect; Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10 Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement may be brought in the courts of the State of Delaware and federal courts located in the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purpose thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

7.11 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.12 Public Announcements. The Investors and the Issuer will consult with each other, before issuing any press release or otherwise making any public statement prior to the closing of the Merger with respect to the subject matter of this Agreement, except as may be required by law or any listing agreement with the Oslo Børs or the NASDAQ Stock Market.

7.13 Miscellaneous. Each Investor has read the non-solicitation restrictions in Section 5.3 of the Merger Agreement and agreed it will not take any action prohibited of the Company in such

Section. Each Investor agrees that it will not exercise dissenters rights under the Business Corporation Code of the State of Georgia.

[SIGNATURES AND OTHER INFORMATION ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed and delivered as of the date first written above.

VENTUROS AS:		ADDRESS FOR NOTICES (Please Print):

Venturos AS P.O. Box 1508 Vika No. – 0117 Oslo, Norway Attention: Rune Dybesland Telecopy:

SIGNATURE:

By:	/s/ Rune Dybesland
Name: Rune Dybesland
	Title: CFO	Tax Identification #:

Exact Name to appear on Stock Certificate:		Venturos AS

GLASTAD HOLDING, LTD.:		ADDRESS FOR NOTICES (Please Print):

c/o Glastad Invest AS Grev Wedels Plass 5 No. – 0151 Oslo, Norway Attention: Endre Glastad Telecopy:

SIGNATURE:

By:	/s/ Endre Glastad
Name: Endre Glastad
	Title: Board Member	Tax Identification #:

Exact Name to appear on Stock Certificate:		Glastad Holding, Ltd.

GEZINA AS:		ADDRESS FOR NOTICES (Please Print):

Gezina AS Nedre Vollgt. 4 No. – 0158 Oslo, Norway Attention: Erik Engebretsen Telecopy:

SIGNATURE:

By:	/s/ Erik Engebretsen
Name: Erik Engebretsen
	Title: CEO	Tax Identification #:

Exact Name to appear on Stock Certificate:		Gezina AS

ACCEPTED: INTERWOVEN, INC.

By:	/s/ Martin Brauns
Name: Martin Brauns Title: President and CEO

List of Exhibits

Exhibit A	Example of Working Capital Adjustment

Exhibit B	Copy of Invoice to Elliott & Associates is attached

Exhibit C	Copy of Rule 501(a) under Regulation D is attached